Exhibit j(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to the Registration Statement No. 811-3320 on Form N-1A of Colchester Street Trust, of our report dated May 9, 2000 appearing in the Annual Report to Shareholders of Treasury Only Portfolio, Treasury Portfolio, Government Portfolio, Domestic Portfolio, Money Market Portfolio, and Tax-Exempt Portfolio for the year ended March 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration
Statement.

 /s/Deloitte & Touche LLP
 Deloitte & Touche LLP

Boston, Massachusetts
May 19, 2000